                                                                   Exhibit 10.22

February 28, 2000

Jim Behrens
394 Colorow Road
Golden, Colorado 80401

Dear Jim:

Please accept this letter as an offer of employment by Simplex Solutions, Inc. (the "Company") contingent on the Company and Snaketech reaching a successful conclusion to the current discussions pursuant to which the Company would purchase all of the outstanding capital stock of Snaketech S.A. (the "Transaction") and the closing of such Transaction (the "Closing"). This offer is being communicated to you in advance of the conclusion of a definitive agreement so you have a better understanding of our current plans. An employment agreement will be drafted based upon these terms prior to the actual closing of the transaction. In addition, any country specific requirements will be added in the final agreement.

While the details of your personal assignment will be developed over the coming weeks, let me assure you on the following specifics:

The Company desires to employ you (Employee) as of the Closing and Employee desires to accept employment with the Company on the terms and conditions set forth below:

     1. Duties. The duties and responsibilities of the Employee shall include the duties and responsibilities as the appropriate officers of the Company may from time to time reasonably assign to the Employee. The Employee shall perform faithfully the duties assigned to him to the best of his ability.

     2.   Employment Period.

               (a) Basic Term. The employment period shall begin upon the date of the Closing (the "Effective Date") and shall continue thereafter until terminated pursuant to the provisions of this Agreement.

               (b) Termination. The Employee understands and acknowledges that his employment with the Company is "At-Will" and that the employment relationship may be terminated, by the Company, at any time, with or without Cause.

               (c) Cause. The Company may terminate the Employee's employment for Cause, with or without notice. "Cause" shall mean (i) failure by the Employee to substantially perform the duties assigned to him by superiors in the Company; provided that Employee shall have 30 days after written notice of such failure to cure such failure, (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Employee of a material provision of this Agreement, or
(iv) a material and willful
violation of a federal, state or foreign law or regulation applicable to the business of the Company.

Jim Behrens Offer Letter
Page 2


     3. Place of Employment. The Employee's services shall be performed at the Company's principal executive offices in Sunnyvale, California. The parties acknowledge, however, that the Employee will be required to travel in connection with the performance of his duties.

     4. Base Salary and Bonus. For all services to be rendered by the Employee pursuant to this Agreement, the Company agrees to pay the Employee a base salary at an annual rate of not less than $175,000. In addition, the Employee shall be entitled to participate in the Company's management bonus plan. For fiscal 2000, the bonus rate will be 50% and will be paid quarterly. The absolute amount of such bonus payment will be determined pursuant to the achievement of certain metrics and deliverables contained with the objectives.

     5. Stock Options. (All share counts are subject to final equity distributions)

          (a) Initial Option. Effective as of the Effective Date and subject to Board approval, the Company shall grant the Employee an option to purchase 108,769 shares of the Company's common stock at an exercise price equal to the fair market value as be determined by the Board (the "Initial Option").

          (b) Additional Option. Effective as of the Effective Date and subject to Board approval, the Company shall grant the Employee an additional option to purchase 175,041 shares of the Company's common stock at an exercise price equal to the fair market value as determined by the Board (the "Additional Option"). The Additional Option shall be fully vested at the time of grant.

          (c) Vesting. Subject your continued employment with the Company, 25% of the Initial Option and the Additional Option shall vest and become exercisable one year from the Effective Date. The remaining 75% of the Initial Option shall vest in equal monthly installments over the 36-month period that begins one year from the Effective Date. Furthermore, if the Company terminates the Employee's employment prior to the first anniversary of the Effective Date for any reason other than Cause, that portion of the Initial Option shall automatically vest such that, after such automatic vesting, a total of 50% of the Initial Option shall have vested.

     6. Other Benefits. The Employee shall be entitled to participate in employee benefit plans or programs of the Company, including vacations and holidays, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate.

Jim Behrens Offer Letter
Page 3


     7. Other Consideration. Employee shall be entitled to relocation assistance in the form of a lump sum of $20,000. Employee shall pay all costs associated with relocation from this lump sum payment. In addition, the Company shall provide a $2,500 monthly housing allowance for 1 year following your move to the San Jose area. In the event Employee chooses to rent and not purchase a home, the Company shall provide the out of pocket expenses associated with the rental deposit and first and last months rent as required by the owner. If Employee voluntarily leaves employment with the Company within the first year, he shall be obligated to repay 50% of all fees associated with this relocation assistance.

     8. Termination Benefits. In the event the Employee's employment terminates prior to the end of the Employment Period, then the Employee shall be entitled to receive severance and other benefits as follows:

          (a) Severance. If the Company terminates the Employee's employment other than for Cause prior the first anniversary of the Effective Date, then, in lieu of any severance benefits to which the Employee may otherwise be entitled, the Employee shall be entitled to payment of three (3) months of his Base Salary. Notwithstanding the foregoing, in the event that Employee shall be entitled to severance benefits in addition to the benefits set forth in the this paragraph 8(a), then, in the event that Employee is terminated without Cause, Employee shall only be entitled to that amount of severance equal to three (3) months of Base Salary minus the value of any other severance to which Employee is entitled. If the value of such additional severance is greater than three (3) months of Base Salary, then Employee shall not be entitled to any severance payment pursuant to this paragraph 8(a).

     9. Proprietary Information. As an express condition of the Employee's employment with the Company, the Employee agrees to execute confidentiality agreements as requested by the Company, including but not limited to the Company's Proprietary Information and Invention Assignment Agreement.

     10. Non-Solicit. The Employee agrees with the Company that during his employment with the Company and for a period expiring one (1) year after termination of employment, he will not solicit any of the Company's then-current employees to terminate their employment with the Company or to become employed by any firm, company or other business enterprise with which the Employee may then be connected. If the Company terminates the Employee for reasons other than for Cause, this Non-Solicit clause is waived.

Jim Behrens Offer Letter
Page 4

     11. Non-Compete. The Employee agrees with the Company that during his employment with the Company and for a period expiring two years after the date of the closing of the Transaction, he will not engage, or be employed by any company, in any business that competes with the core business of the Company. For purposes of this Agreement, it is agreed that the following companies (list is included for illustration and is not complete) shall be considered as engaging in business that competes with the core business of the Company:
Cadence, Synopsys, Mentor, Avanti, Magma, Monterey, CadMOS, NASSDA, Numerical, PDF. If the Company terminates the Employee for reasons other than for Cause, this Non-Compete clause is waived.

     12. Other Activities. The Employee shall devote substantially all of his working time and efforts to the business and affairs of the Company.

     13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association.

     14. Absence of Conflict. The Employee represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

Sincerely,


Penny Herscher
President & CEO


Accepted:


/s/ [Signature Illegible]
-----------------------------
Employee

Dated: 2-28-00
      -----------------------